Exhibit 2

18 July 2005

Manager Companies

Company Announcements Office

Australian Stock Exchange Limited

Level 4, Stock Exchange Centre

20 Bridge Street

SYDNEY NSW 2000

Dear Sir,

Rinker’s annual general meeting 18 July 2005

In accordance with Listing Rule 3.13.2, we advise that at the annual general meeting of members of Rinker Group Limited held today, all resolutions referred to in the notice of meeting were passed without amendment.

Details of the resolutions passed and the proxies received in respect of each resolution are set out in the attached proxy summary.

Chairman’s address and Chief Executive’s address

We confirm that there were no material changes to the Chairman’s address and Chief Executive’s address, which were delivered at today’s annual general meeting. Advance copies of the addresses were lodged with your office today prior to the start of that meeting.

Yours sincerely,

P B Abraham
Company Secretary

Rinker Group Limited ABN 53003433118

Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067 PO Box 5697, West Chatswood NSW 1515

Telephone (02) 9412 6600 Facsimile (02) 9412 6666

PROXY SUMMARY

RINKER GROUP LIMITED ANNUAL GENERAL MEETING - 18 JULY 2005

ORDINARY BUSINESS

RECEIVE AND CONSIDER FINANCIAL AND OTHER REPORTS:

It was resolved, as an ordinary resolution, on a show of hands, that the company’s financial report and the reports of the directors and of the auditors, for the financial year ended 31 March 2005, be received and considered.

Proxy votes

The proxy position on the receipt and consideration of the financial and other reports was:

Total number of proxy votes received:	526,543,679
Votes in favour of the resolution:	514,276,365
Votes against the resolution:	97,097
Votes abstaining on the resolution:	32,683,392
Votes at the proxy’s discretion:	12,170,217
of which, at Chairman’s discretion:	10,317,992

ADOPTION OF REMUNERATION REPORT

It was resolved, as an ordinary resolution, on a show of hands, that the remuneration report for the year ended 31 March 2005 be adopted. It was noted that this resolution was advisory only and did not bind the directors or the company.

Proxy votes

The proxy position on the adoption of the remuneration report was:

Total number of proxy votes received:	554,896,214
Votes in favour of the resolution:	436,293,652
Votes against the resolution:	106,276,103
Votes abstaining on the resolution:	4,797,162
Votes at the proxy’s discretion:	12,326,459
of which, at Chairman’s discretion:	10,408,611

ELECTION OF DIRECTORS

It was resolved, as an ordinary resolution, on a show of hands, that Marshall Criser, a director retiring at the close of the meeting in accordance with clause 56 of the company’s constitution, be re-elected as a director of the company.

Proxy votes

The proxy position on the re-election of Marshall Criser was:

Total number of proxy votes received:	558,039,999
Votes in favour of the resolution:	539,659,685
Votes against the resolution:	6,039,412
Votes abstaining on the resolution:	1,417,758
Votes at the proxy’s discretion:	12,340,902
of which, at Chairman’s discretion:	10,422,541

It was resolved, as an ordinary resolution, on a show of hands, that John Arthur, a director retiring at the close of the meeting in accordance with clause 56 of the company’s constitution, be re-elected as a director of the company.

Proxy votes

The proxy position on the re-election of John Arthur was:

Total number of proxy votes received:	558,965,698
Votes in favour of the resolution:	543,919,228
Votes against the resolution:	2,722,063
Votes abstaining on the resolution:	478,808
Votes at the proxy’s discretion:	12,324,407
of which, at Chairman’s discretion:	10,417,018